EXHIBIT 99.1

Somera Reports Results for Fourth-Quarter and Fiscal Year 2003

SANTA BARBARA, Calif. – January 27, 2004 — Somera Communications, Inc. (Nasdaq:SMRA), a leading global provider of new and refurbished telecommunications equipment solutions, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2003.

Total revenue for the fourth quarter was $34.0 million, compared with $44.5 million for the fourth quarter of 2002. Net loss on a GAAP basis was $29.2 million, or a loss of $0.59 per share, compared with a net loss of $10.0 million, or a loss of $0.20 per share, a year ago. The fourth-quarter 2003 net loss included the effect of a non-cash charge of $24.8 million for the write-down of deferred tax assets to comply with GAAP. Operating expenses for the quarter included $2.4 million for employee severance and related costs, as well as $0.6 million for exiting less profitable service products.

Somera’s blended net gross margin for the fourth quarter was 28%, compared with 21% sequentially and 6% a year ago. According to management, these increases reflected the impact of tighter controls and improved management of procurement and inventory.

Somera’s balance sheet at December 31, 2003 included $46.8 million in cash, cash equivalents and short-term investments, compared with $50.4 million at December 31, 2002. The company had no long-term debt at either date.

“Fourth-quarter results demonstrated progress in the implementation of our five-point plan to improve near-term performance and return to profitability,” said Steve Cordial, Acting President and Chief Executive Officer and Chief Financial Officer of Somera. “We recorded sequential revenue growth of 11% and substantive improvement in gross margin, while strengthening our inventory control procedures.”

Continued Cordial, “We also took steps to align our expenses with revenue run rates and focus our operations on Somera’s core business – the buying and selling of new and refurbished telecommunications equipment. We incurred additional expenses associated with flattening our organization and exiting less profitable service products. Although these actions increased fourth-quarter expenses, we expect to realize savings in subsequent quarters, as expenses decline as a percentage of revenue.”

Somera’s total revenue for fiscal year 2003 was $136.6 million, compared with $199.2 million for 2002. Net loss was $58.5 million, or a loss of $1.19 per share, compared with a net loss of $5.2 million, or a loss of $0.11 per share, for the prior year. The 2003 net loss included the effects of non-cash charges totaling $50.1 million. These charges consisted of $25.3 million for the impairment of goodwill and other intangible assets in the second quarter and the previously mentioned $24.8 million for the write-down of deferred tax assets in the fourth quarter.

Outlook

Consistent with management’s outlook in reporting third-quarter 2003 results on October 23, 2003, Somera expects to achieve break-even operating results on GAAP basis during the first half of 2004. In addition, for the first half of 2004, Somera expects quarterly net revenues of $34 million to $38 million, blended net gross margins of 28% to 29%, and operating expenses of 27% to 29% of total revenues. These expectations assume successful execution of the company’s five-point plan, as well as continued improvement in the telecommunications industry.

Teleconference and Webcast

Management’s teleconference is scheduled for 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time today and is open to everyone. Please dial 1-800-901-5241 at least five minutes before start time and use passcode 30828631. The call will be simultaneously webcast on the Investor Relations page of the Somera web site at www.somera.com. Interested listeners will need to have Microsoft Media Player installed on their computers. A replay will be available from one hour after the call ends through February 27, 2004, 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time, at 1-800-286-8010, passcode 69090272.

About Somera Communications

Somera is a leading provider of new and refurbished telecommunications equipment and services to help carriers lower the cost of network deployment and reduce operating expenses. The company also offers equipment purchase, consignment and exchange programs to transform excess equipment inventories into a new source of capital. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the Web at www.somera.com.

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding the company’s expectation of break-even results during the first half of 2004, the company’s expectation for quarterly net revenues, blended net margin levels and quarterly expense levels for the first half of 2004 ; the company’s continued implementation of its five-point plan to improve near-term performance toward a return to profitability, the results of organizational changes and the discontinuation of less profitable services with the expectation of realizing savings from these actions in subsequent quarters; refocus of operations on its core business of buying and selling new and refurbished network equipment; and concentration on market segments, both domestic and international, where the company believes it has a distinct advantage. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry; the impact of competition in the market for supplying equipment to telecommunications operators; the risk of potential shortage of product supply; risks regarding the company’s ability to expand international operations and build services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Quarterly Reports on Form 10-Q. Actual results may differ materially from the statements contained in this news release. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s SEC filings may be obtained by contacting Investor Relations, Somera Communications, at 1-805-681-3322.

SOMERA COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEETS (in thousands) (Unaudited)
ASSETS	December 31, 2003	December 31, 2002
Current Assets:
Cash and cash equivalents	$41,842	$50,431
Short-term investments	5,000	—
Accounts receivable, net	19,906	25,065
Inventories, net	13,804	25,480
Deferred tax asset, current portion	—	7,422
Other current assets	10,487	5,924

Total current assets	91,039	114,322

Property and equipment, net	5,809	7,064
Deferred tax asset, net of current portion	—	13,891
Other assets	117	1,838
Intangible assets	1,877	27,975

Total assets	$98,842	$165,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,520	$19,910
Accrued compensation	3,478	3,105
Other accrued liabilities	9,338	8,292
Deferred revenue	1,369	5,683

Total current liabilities	28,705	36,990

Stockholders’ Equity	70,137	128,100

Total liabilities and stockholders’ equity	$98,842	$165,090

SOMERA COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Equipment Revenue	$29,979	$37,294	$119,729	$181,617
Service Revenue	4,037	7,193	16,838	17,583
Total Revenue	34,016	44,487	136,567	199,200

Equipment Cost of Revenue	21,607	38,108	88,458	134,726
Service Cost of Revenue	3,030	3,751	13,298	10,864
Total Cost of Revenue	24,637	41,859	101,756	145,590

Gross profit	9,379	2,628	34,811	53,610

Operating expenses:
Selling, general & administrative	16,528	14,872	55,179	58,268
Amortization of intangible assets	49	308	751	689
Restructuring charges	—	4,352	—	4,352
Goodwill and Intangible Assets Impairment	—	—	25,329	—

Total operating expenses	16,577	19,532	81,259	63,309

(Loss) income from operations	(7,198)	(16,904)	(46,448)	(9,699)

Interest and other income, net	113	148	604	1,037

(Loss) income before income taxes	(7,085)	(16,756)	(45,844)	(8,662)

Income tax (benefit) provision	22,101	(6,786)	12,666	(3,508)

Net (loss) income	($29,186)	($9,970)	($58,510)	($5,154)

Net (loss) income per share—basic	($0.59)	($0.20)	($1.19)	($0.11)

Net (loss) income per share—diluted	($0.59)	($0.20)	($1.19)	($0.11)

Weighted average number of shares outstanding:
Basic	49,257	48,736	49,126	48,645
Diluted	49,257	48,736	49,126	48,645